May 28, 2007

To the Board of Directors of ProtoKinetix, Inc.:

I, Dr. John Todd, hereby tender my resignation from the positions of President, Chief Executive Officer, Chief Financial Officer and Director of ProtoKinetix, Inc. (the “Company”), effective immediately. My resignation is not because of any disagreement with the Company on any matters relating to the Company’s operations, policies, disclosures and/or practices.

I want to extend simultaneously my appreciation for the offer you have made in connection with my appointment to the position of Director of Scientific Affairs. Please consider this letter my formal acceptance of this offer for appointment as Director of Scientific Affairs. I understand this position is a non-executive position.

Best regards,

/s/ Dr. John Todd
_____________________
Dr. John Todd